Conformed Copy
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
         Date of Report (Date of earliest event reported) July 23, 1998

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                  1-13817                    11-2908692
  (STATE OR JURISDICTION OF (COMMISSION FILE NUMBER)        (I.R.S. EMPLOYER
      INCORPORATION OR                                       IDENTIFICATION
        ORGANIZATION)                                            NUMBER)

 5151 SAN FELIPE, SUITE 450
       HOUSTON, TEXAS                                             77056
    (ADDRESS OF PRINCIPAL                                      (ZIP CODE)
     EXECUTIVE OFFICES)

Registrant's telephone number, including area code:          (713) 621-7911

Former name or former address if changed since last report:  Not Applicable

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

  On July 23, 1998, Boots & Coots International Well Control, Inc. (the "Company"), completed the acquisition of 100% of the outstanding shares of common stock of Elmagco, Inc., a Delaware Corporation ("Elmagco") from Begemann, Inc., a Delaware Corporation ("Begemann"). Elmagco and its subsidiaries conduct business using the tradename Baylor Company ("Baylor"). Baylor is engaged in the design and manufacture of electrical braking and control equipment predominantly used in the drilling and marine markets, highly engineered specialty products such as SCR systems and custom pedestal leg locking systems for the offshore market. Additionally, Baylor designs and manufactures a broad line of custom AC generators, which are used in a variety of industrial, commercial and governmental applications.

  Consideration for the acquisition of Baylor with a June 30, 1998 effective date was $25,000,000 in cash, retirement of $7,654,000 in secured indebtedness of Baylor and the issuance at closing of 540,443 shares of the Company's common stock. Concurrent with the acquisition, and to provide the Company with cash to fund the acquisition and for other corporate purposes, the Company completed the sale of $15,000,000 Senior Secured Notes due January 23, 1999 (the "Senior Notes") to The Prudential Insurance Company of America ("Prudential") and $30,000,000 of 11.28% Senior Subordinated Notes due July 23, 2006 (the "Subordinated Notes"). Proceeds from these financing transactions were used to fund the Baylor acquisitions, repay $5,000,000 in bridge financing provided through Prudential Securities Credit Corporation on July 6, 1998 and provide working capital.

  The Senior Notes bear interest at the Eurodollar Rate plus 5.5% during the first ninety days after issuance, the Eurodollar Rate plus 7.5% for the next thirty days, and thereafter the interest rate increases by an additional 1.0% for each thirty day period. The Senior Notes are secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries and are guaranteed by the domestic subsidiaries of the Company. The Subordinated Notes are similarly secured and guaranteed but are subordinate in right of repayment to the Senior Notes.

  The loan agreement relating to the Senior Notes requires that the Company use its best efforts to cause the refinancing of the Senior Notes as soon as possible and imposes certain restrictions on the Company's activities, including, without limitation, with respect to the payment of dividends or other distributions on its capital stock; incurring additional indebtedness; granting liens to secure any other indebtedness; making loans or advances to, or investments in, other persons or entities; liquidating, dissolving or merging with another company; dispositions of assets; transactions with affiliates; changing the nature of its business; and the issuance of additional shares of preferred stock.

  The Subordinated Note and Warrant Purchase Agreement relating to the Subordinated Notes imposes restrictions on the Company's activities which are similar to those imposed by the Senior Loan Agreement but additionally requires that the Company meet certain minimum financial tests so long as the Subordinated Notes are outstanding.

  The Senior Loan Agreement and the Subordinated Note and Warrant Purchase Agreement also provide for customary events of default, the occurrence of which could result in the acceleration of the Company's obligations under such agreements and foreclosure on the collateral securing such obligations.

  In conjunction with the sale of the Notes, the Company issued to Prudential a warrant to purchase 3,165,396 shares of common stock (the "Warrant") of the Company at an initial exercise price of $6.70 per share. The Warrant contains anti-dilution and repricing provisions that may result in downward adjustments to the exercise price upon the occurrence of certain events and a provision for the "cashless" exercise of the Warrant. The Company granted Prudential a one-time demand registration right and unlimited "piggyback" registration rights for the shares of common stock issuable upon the exercise of the Warrant. The Company and certain stockholders of the Company also agreed with Prudential that in the event of significant sales of securities of the Company by the Company or such stockholders, Prudential would be entitled to participate in such sale.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  a. Financial Statements and Pro Forma Financial Information.

  The financial statement information required under Regulation S-X is included after the signature page as follows:

  --Pro Forma Unaudited Consolidated Balance Sheet, which includes the
    Company's March 31, 1998 Unaudited Balance Sheet, Baylor's March 31, 1998 Unaudited Consolidated Balance Sheet, pro forma adjustments and the Pro Forma Unaudited Consolidated Balance Sheet.

  --The Company's Unaudited Consolidated Statement of Operations for the three months ended March 31, 1998, Code 3, Inc's Unaudited Statement of Operations for the period from January 1, 1998 to February 19, 1998, Baylor's Unaudited Consolidated Statement of Operations for the three months ended March 31, 1998, pro forma adjustments and Pro Forma Unaudited Consolidated Statements of Operations.

  --The Company's Unaudited Consolidated Statement of Operations for the six months ended December 31, 1997, ITS Supply Corporation's Consolidated Statement of Operations for the six months ended December 31, 1997, Code 3, Inc.'s Statement of Operations for the six months ended December 31, 1997, pro forma adjustments and Pro Forma Unaudited Consolidated Statements of Operations.

  --Consolidated Statement of Operations for the twelve months ended June 30, 1997 for IWC Services, Inc. (the operating entity of Boots & Coots International Well Control, Inc. after the merger of July 1997), Boots & Coots, L.P.'s Unaudited Statement of Operations for the twelve months ended June 30, 1997, ITS Supply Corporation's Unaudited Consolidated Statement of Operations for the twelve months ended June 30, 1997, Code 3, Inc.'s Unaudited Statement of Operations for the twelve months ended June 30, 1997, pro forma adjustments and Pro Forma Unaudited Consolidated Statements of Operations.

  --Baylor's March 31, 1998 and 1997 Unaudited Consolidated Balance Sheets,
    Unaudited Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 and Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997.

  --Audited Financial Statements of Baylor for the Years Ended December 31,
    1997 and December 31, 1996 together with the Auditor's report.

  b. Exhibits.

     2.1   Stock Purchase Agreement dated June 22, 1998 by and among Elmagco,
           Inc., Begemann, Inc. and Boots & Coots International Well Control,
           Inc.
     2.2 First Amendment to Stock Purchase Agreement dated June 22, 1998 by and among Elmagco, Inc., Begemann, Inc. and Boots & Coots
           International Well Control, Inc.
     2.3 Second Amendment to Stock Purchase Agreement dated June 22, 1998 by and among Elmagco, Inc., Begemann, Inc. and Boots & Coots
           International Well Control, Inc.
    10.19  Senior Loan Agreement dated July 6, 1998, between Boots & Coots
           International Well Control, Inc., and Prudential Securities Credit
           Corporation.
    10.20  First Amendment to Senior Loan Agreement (Bridge Facility) dated
           July 23, 1998, between Boots & Coots International Well Control,
           Inc., and The Prudential Insurance Company of America.
    10.21  Subordinated Note and Warrant Purchase Agreement dated July 23,
           1998, between Boots & Coots International Well Control, Inc., and
           The Prudential Insurance Company of America.
    10.22  Registration Rights Agreement dated July 23, 1998, between Boots &
           Coots International Well Control, Inc., and The Prudential Insurance
           Company of America.
    10.23  Participation Rights Agreement dated July 23, 1998, by and among
           Boots & Coots International Well Control, Inc., The Prudential
           Insurance Company of America and certain stockholders of Boots &
           Coots International Well Control, Inc.
    10.24  Common Stock Purchase Warrant dated July 23, 1998.
    99.1   Press release dated July 27, 1998.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 7, 1998                      Boots & Coots International Well
                                          Control, Inc.

                                          By:     /s/ Thomas L. Easley
                                            -----------------------------------
                                                    Thomas L. Easley
                                                 Chief Financial Officer
                                           (Principal Financial and Accounting
                                                         Officer)

                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated balance sheet of the Company as of March 31, 1998 and the unaudited pro forma consolidated statements of operations of the Company for the three months ended March 31, 1998, the six months ended December 31, 1997 and the twelve months ended June 30, 1997 (the "Unaudited Pro Forma Consolidated Financial Statements") give effect to (i) the Baylor acquisition under the purchase method of accounting, (ii) the issuance of 540,443 shares of common stock by the Company (iii) the payment of $25,000,000 in cash and repayment of $7,654,000 of Baylor secured debt from proceeds provided by $45,000,000 senior secured and senior subordinated debt financing for the Company closed on July 23, 1998. The Unaudited Pro Forma Consolidated Financial Statements also give effect to (iv) the acquisition of Boots & Coots L.P., ABASCO, Inc., ITS Supply Corporation and Code 3, Inc. (the "Acquired Entities") under the purchase method of accounting, and (v) the borrowing by the Company of $4,250,000 and $1,000,000 plus an estimated $500,000 for a financial advisory arrangement, pursuant to which the note holders are to provide advisory services over a three-year period, to finance the acquisition of ITS Supply Corporation. The Unaudited Pro Forma Consolidated Statements of Operations take into effect the issuance of shares of common stock under a private placement, issuance of 12% senior subordinated debt and the related costs of conversion into common shares and the addition of debt for the year ended June 30, 1997, the six months ended December 31, 1997 and the three months ended March 31, 1998.

  The unaudited pro forma consolidated statements of operations for the three months ended March 31, 1998, the six months ended December 31, 1997 and the twelve months ended June 30, 1997 were prepared assuming that the transactions described above were consummated as of the beginning of each period presented. The unaudited pro forma consolidated balance sheet as of March 31, 1998 includes the pro forma purchase accounting entries for the Baylor acquisition and was prepared assuming that the transactions described in (i), (ii) and
(iii) above were consummated as of March 31, 1998.

  The Unaudited Pro Forma Consolidated Financial Statements are based upon the historical consolidated and combined financial statements of the Company, Baylor and each of the Acquired Entities described above and should be read in conjunction with those consolidated and combined financial statements and historical summary and the notes thereto. The results of the interim periods presented are not necessarily indicative of the results to be expected for the full year.

  The pro forma adjustments and the resulting Unaudited Pro Forma Consolidated Financial Statements have been prepared based upon available information and certain assumptions and estimates deemed appropriate by the Company. A final determination of required purchase accounting adjustments, and the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made for the Baylor acquisition. Accordingly, the purchase accounting adjustments for the Baylor acquisition reflected in the pro forma information are preliminary and have been made solely for purposes of developing such information. The Company's management believes, however, that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the Unaudited Pro Forma Consolidated Financial Statements presented herein. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what the Company's consolidated financial position or consolidated results of operations that actually would have resulted had the Baylor acquisition occurred on the dates indicated or to project the Company's consolidated financial position or consolidated results of operations for any future date or period. Furthermore, the Unaudited Pro Forma Consolidated Financial Statements do not reflect changes that may occur as the result of post-combination activities and other matters.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                                                        CONSOLIDATED
                                        BAYLOR     PRO FORMA              BALANCE
         ASSETS             COMPANY     COMPANY   ADJUSTMENTS              SHEET
         ------           ----------- ----------- -----------           ------------
Current Assets:
  Cash..................  $   466,000 $   438,000 $ 9,631,000 (n)       $10,535,000
  Receivables...........   13,292,000   9,071,000          --            22,363,000
  Inventories...........    5,389,000   6,167,000          --            11,556,000
  Prepaid expenses and
   other current assets.      537,000     141,000          --               678,000
                          ----------- ----------- -----------           -----------
   Total current assets.   19,684,000  15,817,000   9,631,000            45,132,000
Property, Plant and
 Equipment--net.........    8,174,000   6,763,000  17,252,000 (l)        32,189,000
Other Assets:
  Notes receivable
   related party........           --   5,210,000  (5,210,000)(n)                --
  Deferred financing
   costs and other
   assets--net..........      891,000     771,000   1,275,000             2,937,000
  Goodwill--net.........    7,828,000          --          --             7,828,000
                          ----------- ----------- -----------           -----------
   Total assets.........  $36,577,000 $28,561,000 $22,948,000           $88,086,000
                          =========== =========== ===========           ===========
     LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Current Liabilities:
  Accounts payable......  $10,496,000 $ 2,845,000 $        --           $13,341,000
  Accrued liabilities
   and customer
   advances.............    3,356,000   3,625,000    (551,000)(n)         6,430,000
  Senior Secured Debt...           --          --  15,000,000 (n)        15,000,000
  Notes payable--current
   portion..............    9,410,000     238,000  (2,648,000)(n)         7,000,000
                          ----------- ----------- -----------           -----------
   Total current
    liabilities.........   23,262,000   6,708,000  11,801,000            41,771,000
                          ----------- ----------- -----------           -----------
Notes Payable--net of
 current portion........           --                                            --
12% Senior Subordinated
 Notes..................       90,000          --          --                90,000
Long-term Debt..........           --   5,412,000  (5,412,000)(n)                --
Senior Subordinated
 Notes..................           --   2,051,000  25,567,000 (n)(o)     27,618,000
Commitments and
 Contingencies..........           --          --          --                    --
Shareholders' Equity....   13,225,000  14,390,000  (9,008,000)(l)(m)(o)  18,607,000
                          ----------- ----------- -----------           -----------
   Total liabilities and
    shareholders'
    equity..............  $36,577,000 $28,561,000 $22,948,000           $88,086,000
                          =========== =========== ===========           ===========

   See Accompanying Notes to These Unaudited Pro Forma Consolidated Financial
                                  Statements.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                  HISTORICAL                                 PRO FORMA
                          ----------------------------------------------------------- -------------------------------
                                                                           COMBINED    PRO FORMA         CONSOLIDATED
                              COMPANY         CODE 3      BAYLOR COMPANY  OPERATIONS  ADJUSTMENTS        OPERATIONS
                          --------------- --------------- --------------- ----------- -----------        ------------
                                          FOR THE PERIOD
                           THREE MONTHS   FROM JANUARY 1   THREE MONTHS
                          ENDED MARCH 31, TO FEBRUARY 19, ENDED MARCH 31,
                               1998            1998            1998
                          --------------- --------------- --------------- ----------- -----------        ------------
Revenues................    $11,959,000     $1,500,000      $11,020,000   $24,479,000                    $24,479,000
Costs and Expenses:
 Operating expenses.....      8,095,000        796,000        7,339,000    16,230,000                     16,230,000
 General and
  administrative........      2,572,000        562,000        1,601,000     4,735,000                      4,735,000
 Depreciation and
  amortization..........        311,000         12,000          192,000       515,000     338,000 (c)(k)     853,000
                            -----------     ----------      -----------   ----------- -----------        -----------
                             10,978,000      1,370,000        9,132,000    21,480,000     338,000         21,818,000
                            -----------     ----------      -----------   ----------- -----------        -----------
Operating income (loss).        981,000        130,000        1,888,000     2,999,000    (338,000)         2,661,000
Other expenses--
 primarily interest.....        567,000                          35,000       602,000   1,127,000 (d)      1,729,000
                            -----------     ----------      -----------   ----------- -----------        -----------
Income (loss) before
 income taxes...........        414,000        130,000        1,853,000     2,397,000  (1,465,000)           932,000
Income tax expense......        258,000         44,000          743,000     1,045,000    (720,000)(g)        317,000
                            -----------     ----------      -----------   ----------- -----------        -----------
Net income (loss).......    $   156,000     $   86,000      $ 1,110,000   $ 1,352,000 $  (837,000)       $   615,000
                            ===========     ==========      ===========   =========== ===========        ===========
Net income (loss) per
 share--basic and
 diluted................    $      0.01                                   $      0.04                    $      0.02
                            ===========                                   ===========                    ===========
Weighted average shares
 outstanding--basic.....     30,228,000                                    30,228,000     816,000 (i)     31,044,000
                            ===========                                   =========== ===========        ===========
Weighted average shares
 outstanding--diluted...     30,638,000                                    30,638,000     816,000 (i)     31,454,000
                            ===========                                   =========== ===========        ===========


   See Accompanying Notes to These Unaudited Pro Forma Consolidated Financial
                                  Statements.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

                                             HISTORICAL
                   ----------------------------------------------------------------
                                                              BAYLOR     COMBINED
                     COMPANY         ITS         CODE 3      COMPANY    OPERATIONS
                   ------------  ------------ ------------ ------------ -----------
                    SIX MONTHS    SIX MONTHS   SIX MONTHS   SIX MONTHS
                      ENDED         ENDED        ENDED        ENDED
                   DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                       1997          1997         1997         1997
                   ------------  ------------ ------------ ------------ -----------
Revenues.........  $ 5,389,000   $23,505,000   $2,898,000  $17,084,000  $48,876,000
Costs and
 Expenses:
 Operating
  expenses.......    3,786,000    21,311,000    2,571,000   10,611,000   38,279,000
 General and
  administrative.    1,536,000     1,552,000      501,000    2,898,000    6,487,000
 Depreciation and
  amortization...      500,000       112,000       37,000      378,000    1,027,000
                   -----------   -----------   ----------  -----------  -----------
                     5,822,000    22,975,000    3,109,000   13,887,000   45,793,000
                   -----------   -----------   ----------  -----------  -----------
                                       PRO FORMA
                   --------------------------------------------------------------
                     BOOTS &
                   COOTS L.P.        ABASCO
                    PRO FORMA       PRO FORMA      PRO FORMA        CONSOLIDATED
                   ADJUSTMENTS     ADJUSTMENTS    ADJUSTMENTS        OPERATIONS
                   -------------- --------------- ----------------- -------------
                   PERIOD FROM     PERIOD FROM
                    JULY 1 TO       JULY 1 TO
                    JULY 31,      SEPTEMBER 12,
                      1997            1997
                   -------------- --------------- ----------------- -------------
Revenues.........   $ 216,000 (b)   $368,000 (a)  $        --       $49,460,000
Costs and
 Expenses:
 Operating
  expenses.......      93,000 (b)    304,000 (a)           --        38,676,000
 General and
  administrative.     267,000 (b)    150,000 (a)       83,000 (f)     6,987,000
 Depreciation and
  amortization...          --             --          755,000(c)(k)   1,782,000
                   -------------- --------------- ----------------- -------------
                      360,000        454,000          838,000        47,445,000
                   -------------- --------------- ----------------- -------------
Operating income
 (loss)..........     (433,000)      530,000     (211,000)   3,197,000    3,083,000
Loss on debt
 extinguishment..      193,000            --           --           --      193,000
Other expenses--
 primarily
 interest........       92,000            --        2,000       63,000      157,000
                   -----------   -----------   ----------  -----------  -----------
Income (loss)
 before income
 taxes...........     (718,000)      530,000     (213,000)   3,134,000    2,733,000
Income tax
 expense
 (benefit).......       41,000            --           --    1,001,000    1,042,000
                   -----------   -----------   ----------  -----------  -----------
Net income
 (loss)..........  $  (759,000)  $   530,000   $ (213,000) $ 2,133,000  $ 1,691,000
                   ===========   ===========   ==========  ===========  ===========
Net income (loss)
 per share--
 basic and
 diluted.........  $     (0.03)                                         $      0.07
                   ===========                                          ===========
Weighted average
 shares
 outstanding.....   23,864,000                                           23,864,000
                   ===========                                          ===========
Operating income
 (loss)..........    (144,000)(b)    (86,000)        (838,000)        2,015,000
Loss on debt
 extinguishment..          --             --               --           193,000
Other expenses--
 primarily
 interest........       5,000 (b)         --        3,071,000(d)(e)   3,233,000
                   -------------- --------------- ----------------- -------------
Income (loss)
 before income
 taxes...........    (149,000)       (86,000)      (3,909,000)       (1,411,000)
Income tax
 expense
 (benefit).......          --          2,000 (a)   (1,003,000)(g)        41,000
                   -------------- --------------- ----------------- -------------
Net income
 (loss)..........   $(149,000)      $(88,000)     $(2,906,000)      $(1,452,000)
                   ============== =============== ================= =============
Net income (loss)
 per share--
 basic and
 diluted.........                                                   $     (0.06)
                                                                    =============
Weighted average
 shares
 outstanding.....                    137,000 (j)    1,028,000 (l)    25,029,000
                                  =============== ================= =============


   See Accompanying Notes to These Unaudited Pro Forma Consolidated Financial
                                  Statements.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1997

                                                         HISTORICAL
                   ---------------------------------------------------------------------------------------
                                                                                                COMBINED
                      COMPANY     BOOTS & COOTS        ITS           CODE 3     BAYLOR COMPANY OPERATIONS
                   -------------- -------------- --------------- -------------- -------------- -----------
                   TWELVE MONTHS  TWELVE MONTHS   TWELVE MONTHS  TWELVE MONTHS  TWELVE MONTHS
                   ENDED JUNE 30, ENDED JUNE 30, ENDED MARCH 31, ENDED JUNE 30, ENDED JUNE 30,
                        1997           1997           1997            1997           1997
                   -------------- -------------- --------------- -------------- -------------- -----------
Revenues.........    $2,564,000    $12,314,000     $41,817,000     $2,541,000    $26,664,000   $85,900,000
Costs and
 Expenses:
 Operating
  expenses.......     1,460,000      6,427,000      39,246,000      1,784,000     16,286,000    65,203,000
 General and
  administrative.     1,061,000      2,889,000       2,477,000        448,000      4,993,000    11,868,000
 Depreciation and
  amortization...       111,000        699,000          83,000        106,000        719,000     1,718,000
                     ----------    -----------     -----------     ----------    -----------   -----------
                      2,632,000     10,015,000      41,806,000      2,338,000     21,998,000    78,789,000
                     ----------    -----------     -----------     ----------    -----------   -----------
Operating income
 (loss)..........       (68,000)     2,299,000          11,000        203,000      4,666,000     7,111,000
Other expenses
 (income)--
 primarily
 interest........        63,000         59,000              --        (10,000)       215,000       327,000
                     ----------    -----------     -----------     ----------    -----------   -----------
Income (loss)
 before income
 taxes...........      (131,000)     2,240,000          11,000        213,000      4,451,000     6,784,000
Income tax
 expense
 (benefit).......        25,000        761,000              --             --      1,753,000     2,539,000
                     ----------    -----------     -----------     ----------    -----------   -----------
Net income
 (loss)..........    $ (156,000)   $ 1,479,000     $    11,000     $  213,000    $ 2,698,000   $ 4,245,000
                     ==========    ===========     ===========     ==========    ===========   ===========
Net income (loss)
 per share.......    $    (0.01)                                                               $      0.35
                     ==========                                                                ===========
Weighted average
 shares
 outstanding.....    12,191,000                                                                 12,191,000
                     ==========                                                                ===========
                                PRO FORMA
                   ------------------------------------------------
                     ABASCO
                    PRO FORMA       PRO FORMA         CONSOLIDATED
                   ADJUSTMENTS     ADJUSTMENTS         OPERATIONS
                   --------------- ------------------ -------------
                   --------------- ------------------ -------------
Revenues.........  $2,512,000 (a)           --        $88,412,000
Costs and
 Expenses:
 Operating
  expenses.......   2,075,000 (a)           --         67,278,000
 General and
  administrative.     606,000 (a)      167,000 (f)     12,641,000
 Depreciation and
  amortization...     114,000 (a)    1,774,000 (c)(k)   3,606,000
                   --------------- ------------------ -------------
                    2,795,000        1,941,000         83,525,000
                   --------------- ------------------ -------------
Operating income
 (loss)..........    (283,000)      (1,941,000)         4,887,000
Other expenses
 (income)--
 primarily
 interest........          --        5,832,000 (d)(e)   6,159,000
                   --------------- ------------------ -------------
Income (loss)
 before income
 taxes...........    (283,000)      (7,773,000)        (1,272,000)
Income tax
 expense
 (benefit).......       9,000 (a)   (2,522,000)(g)         25,000
                   --------------- ------------------ -------------
Net income
 (loss)..........  $ (292,000)     $(5,250,000)       $(1,297,000)
                   =============== ================== =============
Net income (loss)
 per share.......                                     $     (0.06)
                                                      =============
Weighted average
 shares
 outstanding.....     300,000 (j)    9,097,000 (h)     21,568,000
                   =============== ================== =============



   See Accompanying Notes to These Unaudited Pro Forma Consolidated Financial
                                  Statements.

                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1998,
                    THE SIX MONTHS ENDED DECEMBER 31, 1997
                       AND THE YEAR ENDED JUNE 30, 1997

1. BASIS OF PRESENTATION

  The unaudited pro forma consolidated balance sheet is presented assuming the Baylor acquisition occurred on March 31, 1998. The unaudited pro forma consolidated statements of operations for the year ended June 30, 1997, the six months ended December 31, 1997 and the three months ended March 31, 1998 are presented as if the Baylor acquisition and the Boots & Coots L.P., ABASCO, Inc., ITS Supply Corporation, and Code 3, Inc. acquisitions (the "Acquisitions") occurred at the beginning of each period presented. The unaudited pro forma consolidated statements of operations may not necessarily be indicative of the results which would actually have occurred if the Acquisitions actually had been in effect on the date or for the periods indicated or which may result in the future.

2. PRO FORMA ADJUSTMENTS

  (a) ABASCO, Inc.--The adjustments represent the revenues, operating expenses, general and administrative expenses, depreciation and federal tax provision of the ABASCO, Inc. acquisition for the periods prior to the September 12, 1997 acquisition date.

  (b) Boots & Coots L.P.--The adjustments represent the revenues, operating expenses, general and administrative expenses and depreciation of the Boots & Coots L.P. acquisition for the period prior to the July 31, 1997 acquisition date.

  (c) Amortization--The adjustments reflect the pro forma amortization expense based on the allocation of the purchase price to goodwill of Boots & Coots L.P., ABASCO, Inc., ITS Supply Corporation, and Code 3, Inc. Goodwill is amortized over 25 years.

  (d) Interest Expense--The acquisition adjustments for interest expense reflect the interest computed on the additional indebtedness incurred for acquisitions assuming they were financed entirely with debt. The principal amount of indebtedness incurred for the ITS Supply acquisition was approximately $6 million, including financial advisory fees. The interest rate used to calculate the interest expense on the ITS acquisition cost financed was 10%. The principal amount of indebtedness incurred for the Baylor Company acquisition, bridge financing repayment and working capital was $45 million. The principal amount was reduced by the $7,654,000 Baylor secured debt repayment in order to calculate interest expense. The interest rate used to calculate the interest expense on the Baylor acquisition costs financed was 11.28%.

  (e) Interest Expense--The acquisition adjustments for interest expense includes the amortization of costs relating to the issuance of warrants for the financing arrangement to purchase ITS Supply Corporation and the issue of warrants for the Subordinated Notes to purchase Baylor.

  (f) General & Administrative Expense--The acquisition adjustment reflect expense of deferred financial advisory fees, covering a two year period, incurred in connection with the bridge financing incurred for the ITS Supply Corporation acquisition.

  (g) Income Tax Expense (Benefit)--The adjustments reflect an effective tax rate of 34% of pretax income.

  (h) Weighted average shares outstanding--The adjustments reflect the exchange conversion of 15,502,000 shares for the reverse acquisition into Havenwood Ventures, Inc., the issuance of 260,000 shares for the Boots & Coots L.P. acquisition, the issuance of 3,867,000 shares for the conversion of the 12% senior subordinated debt, the issuance of 488,000 shares of common stock for the Code 3, Inc. acquisition and the issuance of 540,000 shares of common stock for the Baylor acquisition.

                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                  FOR THE THREE MONTHS ENDED MARCH 31, 1998,
                    THE SIX MONTHS ENDED DECEMBER 31, 1997
                       AND THE YEAR ENDED JUNE 30, 1997


  (i) Weighted average shares outstanding--The adjustments reflect the issuance of 488,000 shares of common stock for the Code 3 acquisition during the three months ended March 31, 1998 and the issuance of 540,000 shares of common stock for the Baylor acquisition.

  (j) Weighted average shares outstanding--The adjustments reflect the issuance of 300,000 shares of common stock for the ABASCO, Inc. acquisition.

  (k) Depreciation--The adjustments reflect the pro forma depreciation expense related to the allocation of the excess Baylor Company purchase price to property and equipment. Pro forma depreciation is calculated straight-line over eight to fifteen years.

  (l) Purchase accounting entries--The adjustments reflect the allocation of the Baylor Company purchase price to equity and fixed assets.

  (m) Issuance of common stock--The adjustments reflect the issuance of 540,000 shares of Boots & Coots International Well Control, Inc. common stock valued at $3,000,000 as part of the purchase of Baylor Company.

  (n) Debt and cash adjustments--The adjustments reflect $45,000,000 senior secured and senior subordinated debt financing, closed on July 23, 1998, for the Company to purchase Baylor Company, repay existing debt and provide additional working capital.

  (o) The adjustment reflects the estimated fair value of warrants issued to the subordinated note holders. The amount attributed to the warrants, which is reflected as a discount in the notes, will be amortized over the term of the notes (8 years).

                                 BAYLOR COMPANY

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1998 AND 1997
                                    (000'S)

                             ASSETS                               1998    1997
                             ------                              ------- -------
Current Assets
  Cash.......................................................... $   438 $   787
  Receivables:
    Trade, net..................................................   5,994   3,378
    Contract receivables........................................     121      --
    Due from parent & affiliates................................     852      38
    Advances due from employees and other.......................     133     182
    Costs in excess of billings on uncompleted contracts........   1,971      --
  Prepaid Expenses..............................................     141      78
  Inventories...................................................   6,167   4,818
                                                                 ------- -------
    Total current assets........................................  15,817   9,281
Property, plant and equipment, net..............................   6,763   6,675
Note receivable--related entity.................................   5,210   5,000
Other assets....................................................     771     886
                                                                 ------- -------
                                                                 $28,561 $21,842
                                                                 ======= =======
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Current Liabilities:
  Current portion of long-term debt............................. $   238 $    50
  Accounts payable--trade.......................................   2,845   1,457
  Billings in excess of costs on uncompleted contracts..........     101      --
  Accrued liabilities...........................................   2,064   1,508
  Accrued warranty expense......................................     426     577
  Due to parent & affiliates....................................   1,034     330
                                                                 ------- -------
    Total current liabilities...................................   6,708   3,922
Long term debt--bank............................................   5,312   5,500
Long term debt--other...........................................     100     150
Subordinated debt--note.........................................   2,051   2,051
Accrued interest subordinated debt..............................      --      16
Stockholders' equity............................................  14,390  10,203
                                                                 ------- -------
                                                                 $28,561 $21,842
                                                                 ======= =======

                                 BAYLOR COMPANY

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                    (000'S)

                                                                 1998     1997
                                                                -------  ------
Revenues....................................................... $11,020  $6,218
Costs of goods sold............................................   7,339   4,024
                                                                -------  ------
                                                                  3,681   2,194
Expenses:
  General and administrative...................................   1,214     851
  Selling......................................................     307     249
  Depreciation.................................................     192     192
  Research and development.....................................      80      50
                                                                -------  ------
Income (loss) from operations..................................   1,888     852
Non-operating expense (income):
  Interest expense.............................................     165     100
  Interest income..............................................    (125)    (56)
  Other........................................................      (5)     (9)
                                                                -------  ------
Income before income taxes and extraordinary items.............   1,853     817
Income tax expense.............................................     743     331
                                                                -------  ------
Net income..................................................... $ 1,110  $  486
                                                                =======  ======

                                 BAYLOR COMPANY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                  THREE MONTHS ENDING MARCH 31, 1998 AND 1997
                                    (000'S)

                                                                1998     1997
                                                               -------  -------
Operating Activities:
 Net earnings................................................. $ 1,110  $   486
 Adjustments to reconcile net earnings:
  Depreciation and amortization...............................     185      192
                                                               -------  -------
                                                                 1,295      678
                                                               -------  -------
Changes in operating assets and liabilities:
 Accounts receivable..........................................     (12)    (687)
 Contract receivables.........................................      81       --
 Due from parent & affiliates.................................      84      (39)
 Due from employees and other.................................     (63)     (41)
 Contract cost in excess of billing...........................  (1,479)      --
 Prepaid expenses.............................................      38     (152)
 Inventories..................................................    (431)     101
 Accounts payable.............................................     201     (380)
 Contract billings in excess of cost..........................    (370)      --
 Accrued liabilities..........................................     228      183
 Warranty expense.............................................     (29)     (55)
 Due to parent................................................     667     (930)
                                                               -------  -------
    Total adjustments.........................................  (1,085)  (2,000)
Net cash provided (used) by operating activities..............     210   (1,322)
                                                               -------  -------
Investing Activities:
 Purchases of property, plant and equipment...................    (120)     (97)
 Disposition of net assets....................................      15       --
                                                               -------  -------
Net cash provided (used) by investing activities..............    (105)     (97)
                                                               -------  -------
Financing Activities
 Net increase (decrease) in revolving debt....................     -0-      -0-
 Payments of short term debt..................................     -0-     (240)
 Net increase (decrease) in long term debt....................     -0-    5,090
 Net increase (decrease) in long term debt--interco note......      --   (5,000)
 Net increase (decrease) in long term debt--sub note..........      --       30
 Net increase (decrease) in long term--receivable--parent.....    (210)      --
                                                               -------  -------
Net cash provided (used) by operating activities..............    (210)    (120)
Effect of exchange rate change on cash and cash equivalents...       2       (2)
                                                               -------  -------
Increase (decrease) in cash and cash equivalents..............    (103)  (1,541)
Cash and cash equivalents at December 31, 1997................     541    2,328
                                                               -------  -------
Cash and cash equivalents at March 31, 1998................... $   438  $   787
                                                               =======  =======

[LOGO OF KPMG APPEARS HERE]


                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                      (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Elmagco, Incorporated:

  We have audited the accompanying consolidated balance sheets of Elmagco, Incorporated dba Baylor Company and subsidiaries (wholly-owned by Begemann, USA, Inc.) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elmagco, Incorporated and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
February 13, 1998

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                      (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                        ASSETS                            1997         1996
                        ------                         -----------  ----------
Current assets:
  Cash and cash equivalents........................... $   541,140   2,327,881
  Trade accounts and notes receivable, less allowance
   for doubtful accounts of $216,163 in 1997 and
   $205,760 in 1996...................................   5,982,413   2,690,860
  Contract receivables................................     202,476          --
  Inventories (note 3)................................   5,736,270   4,918,795
  Due from parent and affiliates (note 5).............     935,722      93,000
  Due from officers and employees.....................      69,615      22,223
  Costs in excess of billings on uncompleted contracts
   (note 2)...........................................     491,573          --
  Prepaid expenses....................................     179,036      44,409
                                                       -----------  ----------
    Total current assets..............................  14,138,245  10,097,168
                                                       -----------  ----------
Note receivable from parent (note 5)..................   5,000,000          --
Property and equipment:
  Land and buildings..................................   4,253,119   4,157,073
  Machinery and equipment.............................   4,556,931   4,072,791
  Furniture and fixtures..............................   1,692,763   1,489,099
  Construction in progress............................      80,702     163,991
                                                       -----------  ----------
                                                        10,583,515   9,882,954
  Less accumulated depreciation.......................   3,769,621   3,141,023
                                                       -----------  ----------
    Net property and equipment........................   6,813,894   6,741,931
Other assets, at cost, less accumulated amortization..     799,989     914,277
                                                       -----------  ----------
                                                       $26,752,128  17,753,376
                                                       ===========  ==========
         LIABILITIES AND STOCKHOLDER'S EQUITY
         ------------------------------------
Current liabilities:
  Current installments of long-term debt (note 4)..... $   237,500     290,000
  Trade accounts payable..............................   2,644,394   1,836,595
  Accrued expenses....................................   2,290,774   1,957,776
  Due to parent and affiliates........................     367,309   1,368,757
  Billings in excess of costs on uncompleted contracts
   (note 2)...........................................     470,640          --
                                                       -----------  ----------
    Total current liabilities.........................   6,010,617   5,453,128
Long-term debt, excluding current installments (note
 4)...................................................   5,412,500     560,000
Due to parent (note 5)................................   2,050,530   2,020,826
                                                       -----------  ----------
    Total liabilities.................................  13,473,647   8,033,954
                                                       -----------  ----------
Stockholder's equity:
  Common stock, $1 par value. Authorized 100,000
   shares; issued and outstanding 1,000 shares........       1,000       1,000
  Additional paid-in capital..........................   6,642,698   6,642,698
  Retained earnings...................................   6,643,550   3,079,081
  Cumulative foreign currency translation adjustment..      (8,767)     (3,357)
                                                       -----------  ----------
    Total stockholder's equity........................  13,278,481   9,719,422
                                                       -----------  ----------
                                                       $26,752,128  17,753,376
                                                       ===========  ==========

          See accompanying notes to consolidated financial statements.

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                      (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           1997         1996
                                                        -----------  ----------
Net sales.............................................. $31,417,775  24,749,619
Cost of goods sold.....................................  19,556,359  15,041,686
                                                        -----------  ----------
    Gross profit.......................................  11,861,416   9,707,933
Selling, general and administrative expenses...........   5,979,169   5,570,263
Research and development...............................     186,502     186,079
                                                        -----------  ----------
    Operating profit...................................   5,695,745   3,951,591
                                                        -----------  ----------
Other income (expense):
  Interest income......................................     459,999      34,624
  Interest expense.....................................    (607,949)   (308,018)
  Other, net...........................................      (4,503)    (48,391)
                                                        -----------  ----------
                                                           (152,453)   (321,785)
                                                        -----------  ----------
    Income before income taxes.........................   5,543,292   3,629,806
Income tax expense (benefit):
  Current..............................................   2,479,500   1,412,725
  Deferred.............................................    (500,677)    (76,000)
                                                        -----------  ----------
                                                          1,978,823   1,336,725
                                                        -----------  ----------
    Net income......................................... $ 3,564,469   2,293,081
                                                        ===========  ==========


          See accompanying notes to consolidated financial statements.

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                      (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                      CUMULATIVE
                                                        FOREIGN
                                 ADDITIONAL            CURRENCY       TOTAL
                          COMMON  PAID-IN   RETAINED  TRANSLATION STOCKHOLDER'S
                          STOCK   CAPITAL   EARNINGS  ADJUSTMENT     EQUITY
                          ------ ---------- --------- ----------- -------------
Balances at December 31,
 1995.................... $1,000 6,642,698    786,000       --      7,429,698
Net income...............     --        --  2,293,081       --      2,293,081
Change in translation
 adjustment..............     --        --         --   (3,357)        (3,357)
                          ------ ---------  ---------   ------     ----------
Balances at December 31,
 1996....................  1,000 6,642,698  3,079,081   (3,357)     9,719,422
Net income...............     --        --  3,564,469       --      3,564,469
Change in translation
 adjustment..............     --        --         --   (5,410)        (5,410)
                          ------ ---------  ---------   ------     ----------
Balances at December 31,
 1997.................... $1,000 6,642,698  6,643,550   (8,767)    13,278,481
                          ====== =========  =========   ======     ==========


          See accompanying notes to consolidated financial statements.

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                      (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        -----------  ---------
Cash flows from operating activities:
  Net income........................................... $ 3,564,469  2,293,081
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization......................     761,576    724,550
    Deferred income taxes..............................    (500,677)   (76,000)
    Changes in assets and liabilities:
      Trade accounts, notes and contract receivable....  (3,494,029)  (101,848)
      Due from parent and affiliates...................    (342,045)   357,640
      Due from officers and employees..................     (47,392)     2,556
      Net changes in contract costs and billings.......     (20,933)        --
      Inventories......................................    (817,475)  (482,835)
      Prepaid expenses.................................    (134,627)    19,271
      Trade accounts payable...........................     807,799    320,983
      Accrued expenses.................................     322,998    471,338
      Due to parent and affiliates.....................    (971,744)   244,385
                                                        -----------  ---------
        Total adjustments..............................  (4,426,549) 1,480,040
                                                        -----------  ---------
        Net cash provided (used) by operating
         activities....................................    (862,080) 3,773,121
                                                        -----------  ---------
Cash flows from investing activities:
  Capital expenditures.................................    (719,251)  (969,242)
  Cash advance to parent...............................  (5,000,000)        --
                                                        -----------  ---------
        Net cash used in investing activities..........  (5,719,251)  (969,242)
                                                        -----------  ---------
Cash flows from financing activities:
  Net payments under revolving line of credit..........          --   (225,000)
  Proceeds from issuance of long-term debt.............   5,500,000         --
  Principal repayments of long-term debt...............    (700,000)  (299,538)
                                                        -----------  ---------
        Net cash provided (used) by financing
         activities....................................   4,800,000   (524,538)
                                                        -----------  ---------
        Effect of exchange rate change on cash and cash
         equivalents...................................      (5,410)    (3,357)
                                                        -----------  ---------
        Net increase (decrease) in cash and cash
         equivalents...................................  (1,786,741) 2,275,984
Cash and cash equivalents at beginning of year.........   2,327,881     51,897
                                                        -----------  ---------
Cash and cash equivalents at end of year............... $   541,140  2,327,881
                                                        ===========  =========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................... $   607,147    265,564
                                                        ===========  =========
  Cash paid for income taxes........................... $ 3,366,950    387,595
                                                        ===========  =========

          See accompanying notes to consolidated financial statements.

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Principal Business Activities

  Elmagco Incorporated and subsidiaries (the Company) was formed in the state of Delaware in 1996 for the sole purpose of merging Baylor Company and Subsidiaries (Baylor Company) into itself. The Company continues doing business as Baylor Company. In 1996, the Company formed a subsidiary, Baylor Company Limited (wholly-owned by Baylor Company) in Aberdeen, Scotland. The Company is engaged in the design and manufacture of electrical braking and control equipment used predominantly in the drilling and marine markets, highly engineered specialty products such as SCR systems and custom pedestal leg locking systems and thruster systems for the offshore market. Additionally, the Company designs and manufactures a broad line of custom AC generators which are used in a variety of industrial, commercial and governmental applications. The Company's customers are in the petroleum, power generation, government and utility industries at December 31, 1997 and 1996. The Company's sales are made to both international and domestic concerns. The majority of the trade receivables were with customers in the South Central United States and various international locations, primarily Canada, Singapore, and the North Sea.

  On December 23, 1997, the Company entered into an agreement with Schottel-Werft Josef Becker Gmbh & Co. KG, a German company, to form a joint venture, Schottel, Inc., a Delaware corporation. Each of the joint venture partners has a 50% interest in Schottel, Inc. The joint venture is engaged in the selling and servicing of thrusters to the drilling and marine markets in North America.

  The Company is wholly-owned by Begemann, Inc. (Begemann) and was formed in 1989 under the name Baylor Technology, Inc. to acquire the business and certain assets and liabilities of the Baylor Company. During 1992, the Company changed its name to Baylor Company. Begemann is a wholly-owned subsidiary of the Royal Begemann Group N.V. and was organized pursuant to the laws of the state of Delaware.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of Elmagco Incorporated and its wholly-owned subsidiaries, Baylor Electronics, Inc.
(BEI), ICC/Baylor, Inc. (ICC) and Baylor, Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents includes short-term investments with the original maturity of three months or less.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

 (e) Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of five to twelve years.

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 (f) Other Assets

  Included in other noncurrent assets is a brake design technology of $1,600,000, which is being amortized using the straight-line basis over an estimated useful life of fourteen years. Annual amortization expense amounted to approximately $114,000 in 1997 and 1996.

 (g) Revenue Recognition

  The Company recognizes profits on long-term contracts on the percentage-of-completion and completed contract methods of accounting on a contract per contract basis.

  At December 31, 1997, all significant open contracts were accounted for under the completed contract method. The completed contract method is used when a lack of dependable estimates and inherent hazards may cause forecasts to be unreliable. A contract is considered to be complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

  Costs in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts. Billings in excess of costs are classified under current liabilities as billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

 (h) Income Taxes

  The Company is included in the consolidated federal income tax return of Begemann. For financial reporting purposes, the Company records income tax expense or benefit as if a separate return were filed.

  The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to applicable future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Foreign Currency Translation

  The functional currency for the Company's foreign operations is the applicable local currency. Translation from applicable foreign currencies to U.S. dollars is performed on balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using primarily a weighted average exchange rate during the period. Adjustments resulting from such translation are included as a separate component of stockholder's equity.

 (j) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Reclassifications

  Certain reclassifications have been made to the 1996 consolidated financial statements to conform with the current year presentation.

(2) COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

  Costs and billings on uncompleted contracts consist of the following:

                                                                  1997    1996
                                                               ---------- ----
     Costs incurred on uncompleted contracts.................. $6,267,768   --
     Billings on uncompleted contracts........................  6,246,835   --
                                                               ---------- ----
                                                               $   20,933   --
                                                               ========== ====
     Included in accompanying balance sheets under the
      following captions:
       Costs in excess of billings on uncompleted contracts... $  491,573   --
       Billings in excess of costs on uncompleted contracts...    470,640   --
                                                               ---------- ----
                                                               $   20,933   --
                                                               ========== ====

(3) INVENTORIES

  Inventories at December 31, 1997 and 1996 consist of the following:

                                                             1997      1996
                                                          ---------- ---------
     Raw materials, manufactured parts and purchased
      parts, net......................................... $3,279,112 3,057,034
     Work in process.....................................  2,249,137 1,543,535
     Finished goods......................................    208,021   318,226
                                                          ---------- ---------
                                                          $5,736,270 4,918,795
                                                          ========== =========

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(4) BANK LOANS AND LONG-TERM DEBT

  Bank loans and long-term debt at December 31, 1997 and 1996 consist of the following:

                                                                1997     1996
                                                             ---------- -------
Bank Loan
  Revolving line of credit of up to $3,000,000 with a
   commercial bank, bearing interest at bank's prime (8.5%
   at December 31, 1997) payable monthly, with principal
   payable on February 28, 1998; secured by substantially
   all of the Company's assets.............................. $       --      --
                                                             ========== =======
Long-term Debt
  Term note, bearing interest at bank's prime and prime plus
   .5% for 1997 and 1996, respectively, payable to a
   commercial bank, in monthly installments of $20,835 plus
   interest from April 1, 1998 through April 1, 1999 and
   $54,688 plus interest from April 1, 1999, maturing
   February 2008; secured by substantially all of the
   Company's assets......................................... $5,500,000 650,000
  8% promissory note payable in annual installments of
   $50,000 plus interest, maturing June 2000................    150,000 200,000
                                                             ---------- -------
    Total long-term debt....................................  5,650,000 850,000
  Less current installments.................................    237,500 290,000
                                                             ---------- -------
    Long-term debt, excluding current installments.......... $5,412,500 560,000
                                                             ========== =======

  The aggregate maturities of long-term debt for each of the years subsequent to December 31, 1997 are as follows:

      1998........................................................... $  237,500
      1999...........................................................    625,521
      2000...........................................................    706,250
      2001...........................................................    656,250
      2002...........................................................    656,250
      Thereafter.....................................................  2,768,229
                                                                      ----------
                                                                      $5,650,000
                                                                      ==========

(5) RELATED PARTY TRANSACTIONS AND BALANCES

  At December 31, 1997 and 1996, the Company had an unsecured note payable totaling $2,050,530 and $2,020,826, respectively, to Begemann at a prime commercial lending rate plus 0.5% (9.0% at December 31, 1997) which is subordinate to the bank debt. Interest on this note amounted to approximately $184,000 and $182,000 for the years ended December 31, 1997 and 1996, respectively, payments of which are made quarterly. The note increased by $29,704 resulting from the addition of interest payable on the date the Begemann promissory note was issued. Annual principal payments of $400,000 are subject to bank approval.

  On February 28, 1997 the Company transferred $5,000,000 to Begemann and received a note from Begemann for $5,000,000. The note bears interest at the prime rate plus 0.5% and is payable in quarterly installments of $60,000 to be applied as partial payments on interest beginning June 1, 1997. On March 1, 1998, all accrued and unpaid interest shall be added to and constitute a portion of the principal balance. Beginning

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

June 1, 1998 quarterly payments of accrued and unpaid interest shall be made. Beginning June 1, 1999, eleven payments consisting of 1/40th of the principal balance plus interest will be payable quarterly with a final installment of principal and interest becoming due on March 1, 2002. Accrued interest on the note at December 31, 1997 amounted to $197,604.

  As of December 31, 1997, the Company had an outstanding receivable balance from Begemann of $126,926 related to merger and financing fees. In addition, the Company had a receivable balance of $17,515 from Schottel, Inc. at December 31, 1997. Net deferred tax assets of $593,677 and $93,000 at December 31, 1997 and 1996, respectively, are included in due from parent as the tax payables and receivables are settled with the parent. As of December 31, 1997 and 1996, the Company had outstanding interest and current taxes payable balance to Begemann of $367,309 and $1,368,757, respectively.

  The Company purchased various goods and services from other companies affiliated with the Company's president. The total amount of these purchases during the years ended December 31, 1997 and 1996 was approximately $84,903 and $111,382, respectively.

(6) INCOME TAXES

  Total income tax expense differs from the amount computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

                                                               1997      1996
                                                            ---------- ---------
      Computed "expected" tax expense...................... $1,884,719 1,234,134
      State tax expense, net...............................     83,160    69,586
      Other................................................     10,944    33,005
                                                            ---------- ---------
                                                            $1,978,823 1,336,725
                                                            ========== =========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                              1997       1996
                                                            ---------  --------
      Deferred tax assets:
        Inventory.......................................... $ 291,000   286,000
        Brake technology...................................   272,000   233,000
        Warranty accrual...................................   144,000   204,000
        Contract and accounts receivable...................   258,000    70,000
        Other..............................................   179,902        --
                                                            ---------  --------
                                                            1,144,902   793,000
      Deferred tax liabilities:
        Property, plant and equipment......................  (551,225) (518,000)
        Other..............................................        --  (182,000)
                                                            ---------  --------
          Net deferred tax asset........................... $ 593,677    93,000
                                                            =========  ========

                           ELMAGCO, INCORPORATED DBA
                        BAYLOR COMPANY AND SUBSIDIARIES
                     (WHOLLY-OWNED BY BEGEMANN USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(7) EMPLOYEE BENEFITS

  The Company sponsors the Baylor 401(k) plan. Employees with six months of service and at least twenty-one years of age may participate in the Plan. Employees may elect to contribute (elective contributions) any whole percentage ranging from 1% to 15% of considered compensation, as defined. Each year the employer will match 50% of contributions made by the participant, up to 6% of considered compensation. During 1997 and 1996, the Company contributed $102,853 and $90,843, respectively, under this plan.